Exhibit 99.9

Reliance Global Group (RELI) Announces its Strategic Expansion into Cryptocurrency and Blockchain-Enabled Insurance-Linked Assets

Company to Leverage FinTech and AI Expertise to Explore Tokenized Insurance-Linked Assets

Plans Purchase of Up to $120 Million in Cryptocurrencies such as Bitcoin, Ethereum and Solana Investments

LAKEWOOD, N.J., September 15, 2025 — Reliance Global Group, Inc. (Nasdaq: RELI) (“Reliance”, “we” or the “Company”) today announced its Board of Directors has approved its strategic expansion into the digital asset and blockchain sector. As part of this initiative, the Company plans to build a diversified portfolio comprising leading cryptocurrencies, such as Bitcoin, Ethereum, and Solana. In accordance with the Company’s new digital asset treasury strategy, the Company plans to purchase up to $60 million in digital assets in the first phase, followed by up to an additional $60 million, totaling an aggregate of up to $120 million, to be managed by the Company’s newly formed Crypto Advisory Board (“CAB”), and subject to market and other conditions.

This initiative builds on Reliance’s extensive experience at the intersection of insurance, fintech, and artificial intelligence, including the success of the Company’s proprietary RELI Exchange platform. RELI Exchange is a B2B InsurTech platform and agency partner network that combines the low barriers to entry of an agency network with state-of-the-art technology, built on the AI and data mining backbone of 5MinuteInsure.com.

Leveraging these proven AI-driven capabilities and the Company’s new digital-asset treasury strategy, Reliance is additionally exploring opportunities to tokenize insurance-linked assets in ways not previously accessible to institutional and other investors. The Company believes this innovation could open the door to a new investment class that has historically been unavailable, bringing greater transparency, liquidity, and efficiency to the insurance-linked marketplace.

In connection with the new strategy, the Board of Directors has approved the formation of a new Crypto Advisory Board (“CAB”). The CAB will manage, oversee and advise management and the Board of Directors on the ongoing development of the Company’s digital-asset treasury strategy and related digital asset initiatives.

Ezra Beyman, Chairman and CEO of Reliance Global Group, commented, “Reliance has always been committed to staying at the forefront of technology-driven innovation. Our planned entry into cryptocurrency and blockchain-based insurance-linked assets marks another important step in this journey. Through our efforts to build a portfolio of premier digital assets and by exploring tokenization opportunities, we believe Reliance can create a new and dynamic investment class that aims to enhance shareholder value and can position the Company at the cutting edge of InsurTech and blockchain innovation. This initiative is designed to potentially unlock long-term growth opportunities for our investors while reinforcing Reliance’s role as a pioneer in financial and insurance technologies.”

Reliance has a longstanding history of leveraging artificial intelligence, data mining, and innovative distribution models to deliver competitive, technology-enabled insurance solutions through RELI Exchange and 5MinuteInsure.com. By applying similar innovation to the blockchain ecosystem, the Company seeks to pioneer the convergence of InsurTech and decentralized finance.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding:

●	Our expectation that building a diversified cryptocurrency portfolio may enhance our long-term treasury strategy and shareholder value;

●	Our belief that tokenizing insurance-linked assets could create a new investment class that provides improved transparency, liquidity, and efficiency;

●	Our expectation that leveraging blockchain and AI-driven capabilities will position Reliance at the forefront of InsurTech and decentralized finance innovation;

●	Our belief that the formation of the Crypto Advisory Board will provide the expertise and oversight necessary to execute our digital-asset treasury strategy effectively; and

●	Other statements relating to our future financial performance, business strategy, technology developments, capital allocation, and operational execution.

These forward-looking statements are based on a number of assumptions, including that: (i) the Company is able to successfully implement its digital-asset treasury strategy as approved by the Board; (ii) cryptocurrency and blockchain markets remain sufficiently stable to allow for execution of our strategy; (iii) regulatory and accounting frameworks evolve in a manner consistent with our ability to participate in digital-asset markets; and (iv) no material adverse changes occur in market, economic, or regulatory conditions.

Actual results could differ materially from those anticipated due to a variety of risks and uncertainties, including: volatility or declines in cryptocurrency markets; challenges in executing and managing digital-asset investments; regulatory or accounting changes that adversely impact digital-asset holdings or blockchain-based initiatives; technological risks related to custody, cybersecurity, or blockchain integration; competitive pressures from InsurTech, blockchain, or digital-asset market participants; and other factors described under “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.

You are encouraged to carefully review our Annual Report on Form 10-K for the year ended December 31, 2024, as amended, as well as other SEC filings, for a more complete discussion of these and other risks and uncertainties. Except as required by law, Reliance Global Group Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com